Exhibit 10(e)

SECOND AMENDMENT TO OFFICE LEASE

This SECOND AMENDMENT TO OFFICE LEASE (this “Second Amendment”) is made as of the 30 day of July, 2007 by and between TDC CANADA CORP., a Nova Scotia company and successor-in-interest to TDC Canada, Inc. and WACKER GP, INC., a Delaware corporation (collectively, “Landlord”) and QUIXOTE CORPORATION, a Delaware corporation (“Tenant”),

WITNESSETH:

A.            Landlord and Tenant entered into a certain office lease (the “Original Lease”) dated August 30, 2003, whereby Landlord leased to Tenant certain premises (the “Original Premises”) consisting of 18,789 rentable square feet of office space on the eleventh (11th) floor (Suite 1100) of that certain office building located at 35 East Wacker Drive, Chicago, Illinois, for a lease term to expire on February 28, 2019.

B.            Landlord and Tenant entered into a certain First Amendment to Office Lease (the “First Amendment”) dated July 1, 2004, whereby Landlord leased to Tenant certain additional premises (the “First Additional Space”) consisting of 125 rentable square feet of office space located on the eleventh (11th) floor (Suite 1110) of the aforesaid building, for a lease term to expire on February 28, 2019. The Original Lease, as amended by the First Amendment, is hereinafter called the “Lease”.

C.            Pursuant to Section 28.1 of the Original Lease, Tenant has an option to lease certain expansion space located on the eleventh (11th) floor of the aforesaid building.

D.            Tenant desires to now lease all of such expansion space, but to use same for storage (and not general office) purposes, and Landlord is willing to now lease such expansion space to Tenant for storage purposes.

E.             Landlord and Tenant desire to amend the Lease and reflect the lease by Landlord to Tenant of all such expansion space, subject to the terms and conditions hereinafter set fourth.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.             Definitions. Each capitalized term used in this Second Amendment shall have the same meaning as is ascribed to such capitalized term in the Lease, unless otherwise provided herein.

2.             Second Additional Space

(a)   Landlord leases to Tenant and Tenant leases from Landlord those certain premises (the “Second Additional Space”) consisting of 2,168 rentable square feet of office space located on the eleventh (11th) floor (Suite 1150) of the Building as shown on Exhibit A attached hereto. The Second Additional Space is leased for a lease tern commencing on August 1, 2007, and expiring on February 28, 2019, unless sooner terminated as provided in the Lease and subject to renewal as provided in Paragraph 2(e) below. Tenant may take occupancy of the Second Additional Space on or after the full execution of this Second Amendment. The Second Additional Space is leased upon all of the same terms and provisions as are contained in the Lease, except as otherwise provided in this Second Amendment or as may be inconsistent with the provisions of this Second Amendment. From and after the full execution of this Second Amendment, all references in the Lease to “Premises” shall mean and refer to the Original Premises, the First Additional Space, and the Second Additional Space, collectively.

(b)   Effective as of August 1, 2007, Tenant shall pay Base Rent for the Second Additional Space in the following amounts for the following periods:

SECOND ADDITIONAL SPACE (2,168 RSF)

PERIOD	MONTHLY BASE RENT	ANNUAL BASE RENT	ANNUAL BASE RENT PER RSF
8/1/07-2/29/08	2,710.00	18,970.00	15.00
		(7 Months)
3/1/08-2/28/08	2,800.33	33,603.96	15.50
3/1/09-2/28/10	2,890.67	34,688.04	16.00
3/1/10-2/28/11	2,981.00	35,772.00	16.50
3/1/11-2/29/12	3,071.33	36,855.96	17.00
3/1/12-2/28/13	3,161.67	37,940.04	17.50
3/1/13-2/28/14	3,252.00	39,024.00	18.00
3/1/14-2/28/15	3,342.33	40,107.96	18.50
3/1/15-2/29/16	3,432.67	41,192.04	19.00
3/1/16-2/28/17	3,523.00	42,276.00	19.50
3/1/17-2/28/18	3,613.33	43,360.00	20.00
3/1/18-2/28/19	3,703.67	44,444.04	20.50

(c)   Subject to paragraph 2(g) below, Tenant shall not be obligated to pay Additional Rent under Section 4.2 of the Original Lease for the Second Additional Space.

(d)   Landlord shall not be obligated to improve or, subject to Paragraph 2(g) below, provide Tenant with any allowance to improve, the Second Additional space.  By taking possession of the Second Additional Space hereunder, Tenant accepts the Second Additional Space as being in good order, condition and repair otherwise “As-Is”, “Where-Is” and will all faults, known and unknown.

(e)   Section 28.4 of the Lease shall apply to the Second Additional Space,   and Tenant shall have two (2) options to extend the Term for the Second Additional Space for five (5) years each, and, subject 2(g) below, the Base Rent payable for the Second Additional Space shall continue to increase during the applicable renewal term at the annual rate of $0.50 per rentable square foot of the Second Additional Space.

(f)    Section 28.5 of the Original Lease (as amended by paragraph 2(f) of the First Amendment) shall apply to the Second Additional Space, and Tenant shall have the right to terminate the Lease, as hereby amended, with respect to the Second Additional Space, subject to the terms and conditions of said Section 28.5. For purposes of Section 28.5B of the Original Lease, the portion on the termination fee payable with respect to the Second Additional Space shall, subject to Paragraph 2(g) below, be $0.00.

(g)   Tenant may use the Second Additional Space for storage purposes, but not for general office or for any other use. Notwithstanding the foregoing, Tenant shall have the option (the “Conversion Option”) to convert the use the Second Additional Space from storage use TO general office use; provided, that Tenant give Landlord a written notice exercising the Conversion Option, which notice shall set fourth the date ( the “Conversion Date”) upon which Tenant elects to begin using the Second Additional Space for general office use. If Tenant exercises the Conversion Option, or otherwise commences occupying any or all of the Second Additional Space for general office use, then Tenant shall automatically be deemed to have exercised the Expansion Option pursuant to Section 28.1 of the Original Lease, in which event the “Expansion Effective Date” (as defined in Section 28.1A of the Original Lease) shall be deemed to be the earlier to occur of (y) the Conversion Date, or (z) the date upon which Tenant first commences to use any or all of the Second Additional Space for general office use; and (ii) Tenant shall continue to pay Base Rent for the Second Additional Space at the rates set forth in Paragraph 1(b) above through the day immediately preceding the Expansion Effective Date, and (iii) effective as of the Expansion Effective Date, Tenant shall commence paying Base Rend and Additional Rent for the Second Additional Space as provided in the last sentence of Section 28.1A and in Section 28.1C(b) of the Original Lease.

(h)   Effective as of the date of the Second Amendment, Section 28.1 D of the Original Lease is deleted and shall be of no further force or effect.

3.             Broker. Tenant represents to Landlord that Tenant has not dealt with any real estate broker, salesperson or finder in connection with this Second Amendment, and no such person initiated or participated in the negotiation of this Second Amendment or is entitled to any commission in connection herewith. Tenant hereby agrees to indemnify, defend and hold Landlord, its property manager and their respective agents and employees harmless from and against any and all liabilities, claims, demands, actions, damages, costs, and expenses (including attorney’s fees) arising from either (a) a claim for a fee or commission made by any broker claiming to have acted by or on behalf of Tenant in connection with this Second Amendment, or (b) a claim of, or right to, lien under the Statutes of Illinois, relating to real estate broker liens with respect to any broker retained by Tenant. Landlord agrees to pay any commissions owing to the Broker by reason of this Second Amendment pursuant to separate agreement between Landlord and the Broker.

4.             Anti-Terrorism Representation. Neither Tenant nor any of its affiliates or constituents nor, to the best of Tenant’s knowledge (without independent investigation or inquiry), any brokers or other agents of same, have engaged in any dealings or transactions, directly or indirectly (i) in contravention of any U.S., international or other money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or (ii) in contravention of Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (“Anti-Terrorism Order”) or on behalf of terrorist or terrorist organizations, including those persons or entities that are included on any relevant lists maintained by the United Nations, North Atlantic Treaty Organization, Organization of Economic Cooperation and Development, Financial Action Task Force, U.S. Office of Foreign Assets Control, U.S. Securities & Exchange Commission, U.S. Federal Bureau of Investigation, U.S. Central Intelligence Agency, U.S. Internal Revenue Service, or any country or organization, all as may be amended from time to time. Neither Tenant nor any of its affiliates or constituents nor, to the best of Tenant’s knowledge, any brokers or other agents of same, (i) are or will be conducting any business or engaging in any transaction with any person appearing on the U.S. Treasury Department’s Office of Foreign Assets Control list of restrictions and prohibited persons, or (ii) are a person described in section 1 of the Anti-Terrorism Order, and to the best of Tenant’s knowledge (without independent investigation or inquiry), neither Tenant nor any of its affiliates have engaged in any dealings or transactions, or otherwise been associated with any such person. If at any time this representation becomes false then it shall become considered a default under the Lease, as amended hereby, and

Landlord shall have the right to exercise all the remedies set fourth in the Lease in the event of a default or to terminate the Lease immediately.

5.             Submission. Submission of the Second Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on landlord shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Landlord and Tenant; provided, however, the execution and delivery by Tenant of this Second Amendment to Landlord shall constitute an irrevocable offer by Tenant on the terms and conditions herein contained, which offer may not be revoked for fifteen (15) days after such delivery.

6.             Limitation of Liability. The Provisions of Section 23 of the Original Lease are incorporated herein by this reference and shall expressly apply with respect to this Second Amendment.

7.             Binding Effect. The Lease, as heretofore and hereby amended, shall continue in full force and effect, subject to the terms and provisions thereof and hereof. This Second Amendment shall be binding upon and inure to the benefit of Landlord, Tenant, and their respective successors and permitted assigns.

8.             Conflict. In the event of any conflict between the terms of the Lease and the terms of this Second Amendment, the terms of this Second Amendment shall control.

IN WITNESS WHEREOF, this Second Amendment is executed as of the day and year aforesaid.

TENANT:

QUIXOTE CORPORATION, a Delaware corporation

By:	/s/Daniel P. Gorey
Title:	Vice President and Chief Financial Officer

LANDLORD:

TDC CANADA CORP., a Nava Scotia company and
Successor-in-interest to TDC Canada, INC.

By:	/s/ Rudy Banducci
Title:	Vice President

WACKER GP, INC., a Delaware corporation

By:	/s/ Rudy Banducci
Title:	Vice President